Exhibit 14.1

BUSINESS CONDUCT POLICY

I.              Preamble

A reputation of integrity is a priceless asset to any business enterprise.  Management of VICORP understands the importance of this fundamental truth.  They have worked hard to maintain high standards of business conduct not only because it makes good business sense but because in the final analysis, the way in which a company conducts its business directly reflects the caliber of the business and its people.  Current management believes, as did those before us, that VICORP’s directors, officers, and employees have a responsibility to society, to VICORP’s stockholders and to each other to continue this tradition.

The following policies, practices, and standards generally represent the standards which have been observed over the years by VICORP’s personnel.  It is important that all of us recall and periodically reaffirm our commitment to those policies and standards.

These guidelines, which are applicable to all directors, officers, employees, including contract labor, consultants, and representatives of the Company (“Employees”), deal with matters of ethics and responsible behavior – and are intended to be more than high-sounding words.  You are encouraged to study this material and think about its application in the discharge of your daily responsibilities and to act accordingly.

II.            GENERAL STANDARDS OF BUSINESS CONDUCT BY VICORP EMPLOYEES

It is the policy of VICORP that the business of this Company be conducted in compliance with all applicable laws.  No VICORP Employee should ever underestimate the importance of this requirement.

However, beyond mere legal compliance, VICORP expects each Employee to observe standards of highest integrity and scrupulous dealings in carrying out his or her day-to-day responsibilities.

VICORP’s management cares how results are obtained.  You are expected to deal honestly and forthrightly with fellow Employees and with others.  VICORP will not tolerate conduct which achieves results through violations of law or unscrupulous dealings.

III.           CONFLICT OF INTEREST

All Employees are expected to regulate their activities so as to avoid loss or embarrassment to the Company which might arise from the influence of those activities on business decisions or from disclosure or private use of the Company’s business affairs, information, or plans.

While it is not possible to develop a detailed set of rules covering all circumstances or serving as a substitute for good judgment, the following are examples of types of activities by an Employee or member of an Employee’s household which might cause conflicts of interest.

A.            Ownership in any competing business or in any outside concern which does business with the Company.

B.            Rendition of services as a director, manager or consultant, employee or independent contractor to any outside concern which does business with the Company or is in a competing business, except with the Company’s specific prior knowledge and consent.

C.            Representation of the Company in any transaction in which the Employee or a related person has a substantial personal interest.

D.            Disclosure or use outside of that required specifically for the performance of your job of confidential, special, or inside information of or about the Company, including transactions either by yourself or “tipees” in the Company’s securities.

E.             Direct or indirect competition with the Company in the purchase or sale of property or property rights or interests.

F.             Using employees, materials, equipment, or other assets of the Company for any unauthorized purpose.

G.            Involvement in any other business activity, transaction, or relationship which could reasonably be interpreted by others as illegal or unethical conduct or in conflict with the interest of the Company.

IV.           GIFTS AND ENTERTAINMENT

A.            Acceptance of Gifts and Entertainment by VICORP Employees.  In general, VICORP Employees should not seek or accept any gifts, services, valuable privileges, vacations, or pleasure trips without a business purpose, loans (other than conventional loans from lending institutions), or other favors from any person or business organization that does or seeks to do business with or is a competitor of VICORP.  However, Employees may accept common courtesies (such as promotional gifts, business meals, entertainment, and the like) provided:

(1) that the courtesies are consistent with accepted business practices for that division of the Company; and

(2) that the value of such courtesies is not in excess of prudent and reasonable levels.

B.            Gifts and Entertainment for Others.  VICORP Employees may provide or offer common courtesies (such as promotional items, business meals, entertainment, and the like) to others provided:

(1) that the courtesies served or are intended to serve a proper VICORP business purpose;

(2) the item, meal, or entertainment is consistent with accepted business practices for that division of the Company; and

(3) the value of such courtesies is not in excess of prudent and reasonable levels.

However, VICORP Employees shall not provide or offer gifts, services, entertainment, privileges, or favors of any kind to any government, public agent, or public employee.

C.            Use of Common Sense.  Ultimately, conduct in this area is best guided by common sense.  If public disclosure of all facts and circumstances relating to a gift or entertainment would seem likely to embarrass you or the Company, you should avoid or withdraw immediately from the course of the conduct.

V.            ACCOUNTING AND FINANCIAL INTEGRITY

The foundation of modern corporate management is a reliable, accurate, and honest system of accounting.  A corporation simply cannot be properly managed without fundamental commitment to the integrity of its financial reporting system and its underlying framework of books and records.

In furtherance of this commitment is VICORP’s policy:

A.            That Company funds and other assets may only be used for lawful and proper purposes;

B.            That all Company funds and other assets must be properly and accurately recorded on the books and records of the Company; and

C.            That all transactions involving Company funds and other assets must be accurately reflected on the books and records of the Company and all documentation to support such transactions must clearly and accurately reflect their purpose and nature.

Falsification of Company books and records, misleading book entries, and the maintenance of off-record filings, accounts, or other assets are strictly prohibited.

VI.           POLITICAL ACTIVITY

No representative of the Company may make any contribution or agreement to contribute any money, property, or services of any officer or employee at Company expense to any political candidate, party, organization, committee, or individual or for any other political purpose whatsoever unless authorized.  Authorization must be received in advance of any proposed activity and must be in writing from the President of the Company and will be granted only for activities in those states where such contributions and activities are legal.  Under Federal law, corporate facilities or other assets may not be used in any manner by or for the benefit of federal political candidates or parties.  Accordingly, no authorization will be given for such purposes.  Employees may, of course, personally participate and contribute to political organizations or campaigns, but for such participation, they must do so on their own time, away from the Company premises with their own funds, and in their own names.

VII.         UNDISCLOSED INFORMATION AND SECURITIES LAWS

It is VICORP’s policy that Employees may not, without proper authority, release or discuss non-public information with anyone not employed by VICORP or with any VICORP Employee who has no need for the information.  Non-public information is information which is not available from external sources and which generally gives

VICORP some advantage over others, including financial projections, future business plans and the like.  Employees should be particularly careful with information that might adversely affect VICORP’s interest if conveyed to persons outside the company.

The Securities Laws also regulate the handling of undisclosed (“insider”) information by companies whose securities are traded on public stock exchanges.  These laws are designed to protect public investors by requiring timely disclosure of material information by such corporations.  The laws also restrict certain stock trading practices by persons having advance access to material inside information (significant information which has not been publicly disclosed by the corporation).  Violation of these laws may lead to civil and criminal actions against the individual and VICORP.

It is strict Company policy that any Employee who acquires material inside information may not use such information to his or her personal advantage (or that of any immediate family member) by engaging in transactions in VICORP’s securities.  VICORP Employees may not buy or sell VICORP stock if they have information which might influence the value of the Company’s stock and which is not readily available to the public.

VIII.        USE OF AGENTS AND NON-EMPLOYEES

VICORP officers or employees should not retain any agents, consultants, or other representatives to engage in conduct that violates the law or this policy, or which circumvents the spirit of either standard.

IX.           RESPONSIBILITIES OF MANAGEMENT

Officers, managers, and supervisors of VICORP are required to be aware of those laws applicable to their respective areas of responsibility and of the Company’s policies which relate to their respective areas of Company operations.  It is also the responsibility of management to be aware of how those operations are being conducted by personnel under their supervision.  Managers may be liable under the law for gross and repeated wrongful actions of employees under their supervision – even though the manager may have had no actual knowledge of the conduct in question.

X.            DISCLOSURE

For the protection of both the Company and the individual, it is essential that each Employee make prompt and full disclosure to his or her supervisor of any situation which may involve a conflict of interest, whether or not the Employee is personally involved.  All information so disclosed will be treated as confidential, except to the extent necessary for the protection of the interests of the Company.  In any case where a VICORP Employee is uncertain as to the status of a particular action, the matter should be discussed with the appropriate level of management and, if necessary, the Company’s legal department prior to the taking of any such action.

XI.           CONCLUSION

The principal purpose of VICORP’s business conduct policy is to inform all VICORP Employees of the standards they are expected to observe in conducting the day-to-day affairs of the Company.  To this end, you are asked to thoroughly review this material, to raise questions of interpretation when necessary to ensure your own understanding of its terms, and to periodically re-read this policy.